Exhibit 10.1

$375,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of June 13, 2012

among

CONSUMERS ENERGY COMPANY,

as the Company,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as the Banks,

JPMORGAN CHASE BANK, N.A.,

as Agent,

and

UNION BANK, N.A., BANK OF AMERICA, N.A. AND THE BANK OF NOVA SCOTIA

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC

as Sole Lead Arranger and Sole Bookrunner

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5.9	Insurance	26
5.10	Taxes	26
5.11	Investment Company Act	26
5.12	Bonds	26
5.13	Disclosure	26
5.14	OFAC	26
5.15	Delivery of Documents	27

ARTICLE VI AFFIRMATIVE COVENANTS		27
6.1	Payment of Taxes, Etc.	27
6.2	Maintenance of Insurance	27
6.3	Preservation of Corporate Existence, Etc.	27
6.4	Compliance with Laws, Etc.	27
6.5	Visitation Rights	27
6.6	Keeping of Books	28
6.7	Reporting Requirements	28
6.8	Use of Proceeds	29
6.9	Maintenance of Properties, Etc.	30
6.10	Bonds	30

ARTICLE VII NEGATIVE COVENANTS		30
7.1	Liens	30
7.2	Sale of Assets	31
7.3	Mergers, Etc.	31
7.4	Compliance with ERISA	32
7.5	Organizational Documents	32
7.6	Change in Nature of Business	32
7.7	Transactions with Affiliates	32

ARTICLE VIII FINANCIAL COVENANT		32

ARTICLE IX EVENTS OF DEFAULT		32
9.1	Events of Default	32
9.2	Remedies	34

ARTICLE X WAIVERS, AMENDMENTS AND REMEDIES		34
10.1	Amendments	34
10.2	Preservation of Rights	35

ARTICLE XI CONDITIONS PRECEDENT		35
11.1	Effectiveness of this Agreement	35
11.2	Each Advance	37

ARTICLE XII GENERAL PROVISIONS		37
12.1	Successors and Assigns	37
12.2	Survival of Representations	39
12.3	Governmental Regulation	39

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12.4	Taxes	39
12.5	Choice of Law	40
12.6	Headings	40
12.7	Entire Agreement	40
12.8	Expenses; Indemnification	40
12.9	Severability of Provisions	41
12.10	Setoff	41
12.11	Ratable Payments	41
12.12	Nonliability	41
12.13	Other Agents	42
12.14	USA Patriot Act.	42
12.15	Electronic Delivery	42
12.16	Confidentiality	43

ARTICLE XIII THE AGENT		44
13.1	Appointment	44
13.2	Powers	44
13.3	General Immunity	44
13.4	No Responsibility for Recitals, Etc.	45
13.5	Action on Instructions of Banks	45
13.6	Employment of Agents and Counsel	45
13.7	Reliance on Documents; Counsel	45
13.8	Agent’s Reimbursement and Indemnification	45
13.9	Rights as a Bank	46
13.10	Bank Credit Decision	46
13.11	Successor Agent	46

ARTICLE XIV NOTICES		47
14.1	Giving Notice	47
14.2	Change of Address	47

ARTICLE XV COUNTERPARTS		47

SCHEDULES

Schedule 1	Commitment Schedule

EXHIBITS

Exhibit A	Required Opinions from Kimberly C. Wilson, Esq., Supervisory Assistant

General Counsel of the Company

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Assignment and Assumption Agreement

Exhibit D	Terms of Subordination (Junior Subordinated Debt)

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TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT, dated as of June 13, 2012, is among CONSUMERS ENERGY COMPANY, a Michigan corporation (the “Company”), the financial institutions listed on the signature pages hereof (together with their respective successors and assigns, the “Banks”) and JPMORGAN CHASE BANK, N.A., as Agent.

W I T N E S S E T H:

WHEREAS, the Company has requested, and the Agent and the Banks have agreed, on the terms and conditions set forth herein, to enter into a term loan credit facility in an aggregate amount of $375,000,000;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement:

“Accounting Changes” – see Section 1.3.

“Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Agent, completed by a Bank and furnished to the Agent in connection with this Agreement.

“Advance” means a borrowing hereunder, (i) made by the Banks on the Funding Date or (ii) converted or continued on the same date of conversion or continuation and, in either case, consisting of Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks pursuant to Article XIII, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Article XIII.

“Aggregate Commitment” means the aggregate amount of the Commitments of all Banks.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Banks.

“Agreement” means this Term Loan Credit Agreement, as amended from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Applicable Margin” means, with respect to a Floating Rate Advance, 0.00% and, with respect to a Eurodollar Advance, 0.80%.

“Arranger” means J.P. Morgan Securities LLC.

“Assignment Agreement” – see Section 12.1(e).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks” – see the preamble.

“Base Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the per annum interest rate determined by the offered rate per annum at which deposits in U.S. dollars, for a period equal or comparable to such Interest Period, appears on page 3750 (or any successor page) of the Dow Jones Market Service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (rounded upwards, if necessary, to the next 1/100 of 1%), or in the event such offered rate is not available from the Dow Jones Market Service page, the average rate offered on deposits in U.S. dollars, for a period equal or comparable to such Interest Period, to the Agent by prime banks in the London interbank market at approximately 11:00 a.m. (London time), two Business Days prior to the first day of such Interest Period (rounded upwards, if necessary, to the next 1/100 of 1%), and in an amount substantially equal to the amount of JPMorgan Chase Bank, N.A.’s relevant Eurodollar Rate Loan for such Interest Period (or, in the event that JPMorgan Chase Bank, N.A. is not a Bank hereunder, in the amount of $5,000,000).

“Bond Delivery Agreement” means that certain Bond Delivery Agreement, dated as of the Closing Date, between the Company and the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bonds” means the series of interest-bearing First Mortgage Bonds created under the Supplemental Indenture and issued in favor of the Agent.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” – see Section 2.8.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Lease” means any lease which has been or would be capitalized on the books of the lessee in accordance with GAAP.

“Change in Control” means (a) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the then outstanding voting capital stock of CMS, or (b) the majority of the board of directors of CMS shall fail to consist of Continuing Directors, or (c) a consolidation or merger of CMS shall occur after which the holders of the outstanding voting capital stock of CMS immediately prior thereto hold less than 50% of the outstanding voting capital stock of the surviving entity, or (d) more than 50% of the outstanding voting capital stock of CMS shall be transferred to any entity of which CMS owns less than 50% of the outstanding voting capital stock, or (e) CMS shall own less than 80% of the Equity Interests of the Company.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Bank (or, for purposes of Section 4.1(a)(iv), by any lending office of such Bank or by such Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case , pursuant to Basel III, in the case of each of clauses (i) and (ii), shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means June 13, 2012.

“CMS” means CMS Energy Corporation, a Michigan corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, for each Bank, the obligation of such Bank to make Loans to the Company on the Funding Date in an aggregate amount not exceeding the amount set forth on Schedule 1 or as set forth in any Assignment Agreement that has become effective pursuant to Section 12.1, as such amount may be modified from time to time.

“Company” – see the preamble.

“Consolidated Subsidiary” means any Subsidiary the accounts of which are or are required to be consolidated with the accounts of the Company in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the board of directors of CMS who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board of directors at the time of such nomination or election; provided that an individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.

“Credit Documents” means this Agreement, the Supplemental Indenture, the Bond Delivery Agreement and the Bonds.

“Credit Party” means the Agent or any other Bank.

“Debt” means, with respect to any Person, and without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not overdue), (c) liabilities for accumulated funding deficiencies (prior to the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan) and liabilities for failure to make a payment required to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (on and after the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan), (d) all liabilities arising in connection with any withdrawal liability under ERISA to any Multiemployer Plan, (e) all obligations of such Person arising under acceptance facilities, (f) all obligations of such Person as lessee under Capital Leases, (g) all obligations of such Person arising under any interest rate swap, “cap”, “collar” or other hedging agreement; provided that for purposes of the calculation of Debt for this clause (g) only, the actual amount of Debt of such Person shall be determined on a net basis to the extent such agreements permit such amounts to be calculated on a net basis, (h) Off-Balance Sheet Liabilities, (i) non-contingent obligations of such Person in respect of letters of credit and bankers’ acceptances and (j) all guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations of such Person to assure a creditor against loss (whether by the purchase of goods or services, the provision of funds for payment, the supply of funds to invest in any

Person or otherwise) in respect of indebtedness or obligations of any other Person of the kinds referred to in clauses (a) through (i) above. Notwithstanding the foregoing, solely for purposes of the calculations required under Article VIII, Debt shall not include any Junior Subordinated Debt issued by the Company and owned by any Hybrid Preferred Securities Subsidiary.

“Default” means an event which but for the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Officer” means the Chief Financial Officer, the Treasurer, an Assistant Treasurer, any Vice President in charge of financial or accounting matters or the principal accounting officer of the Company.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental agency or authority relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (c) exposure to any Hazardous Substance, (d) the release or threatened release of any Hazardous Substance into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

“Eurodollar Advance” means an Advance consisting of Eurodollar Rate Loans.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, an interest rate per annum equal to the sum of (i) the quotient obtained by dividing (a) the Base Eurodollar Rate applicable to such Interest Period by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Eurodollar Rate Loan” means a Loan which bears interest by reference to the Eurodollar Rate.

“Event of Default” means an event described in Article IX.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, in the case of each Bank or applicable Lending Installation and the Agent, (i) taxes imposed on its overall net income, and franchise taxes imposed on it, including Michigan Business Tax, by (a) the jurisdiction under the laws of which such Bank or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent’s or such Bank’s principal executive office or such Bank’s applicable Lending Installation is located , and (ii) any U.S. Federal withholding taxes resulting from FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“First Mortgage Bonds” means bonds issued by the Company pursuant to the Indenture.

“Fitch” means Fitch Inc. or any successor thereto.

“Floating Rate” means, with respect to a Floating Rate Advance, an interest rate per annum equal to (i) the Alternate Base Rate plus (ii) the Applicable Margin, changing when and as the Alternate Base Rate or the Applicable Margin changes.

“Floating Rate Advance” means an Advance consisting of Floating Rate Loans.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Date” means the date on which the Loans are funded to the Company in the manner specified in Section 2.1, which date shall be on or prior to July 27, 2012.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.5 (except, for purposes of the financial statements required to be delivered pursuant to Sections 6.7(b) and (c), for changes concurred in by the Company’s independent public accountants).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Substance” means any waste, substance or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hybrid Equity Securities” means securities issued by the Company or a Hybrid Equity Securities Subsidiary that (i) are classified as possessing a minimum of at least two of the following: (x) “intermediate equity content” by S&P; (y) “Basket C equity credit” by Moody’s; and (z) “50% equity credit” by Fitch and (ii) require no repayment, prepayment, mandatory redemption or mandatory repurchase prior to the date that is at least 91 days after the later of the termination of the Commitments and the repayment in full of all Obligations.

“Hybrid Equity Securities Subsidiary” means any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company or a wholly-owned direct or indirect Subsidiary of the Company, (ii) that has been formed for the purpose of issuing Hybrid Equity Securities and (iii) substantially all of the assets of which consist at all times solely of Junior Subordinated Debt issued by the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) and payments made from time to time on such Junior Subordinated Debt.

“Hybrid Preferred Securities” means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

(i) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Company or a wholly-owned direct or indirect Subsidiary of the Company in exchange for Junior Subordinated Debt issued by the Company or such wholly-owned direct or indirect Subsidiary, respectively;

(ii) such preferred securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on such Junior Subordinated Debt; and

(iii) the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) makes periodic interest payments on such Junior Subordinated Debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the preferred securities.

“Hybrid Preferred Securities Subsidiary” means any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company or a wholly-owned direct or indirect Subsidiary of the Company, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of Junior Subordinated Debt issued by the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) and payments made from time to time on such Junior Subordinated Debt.

“Indenture” means the Indenture, dated as of September 1, 1945, as supplemented and amended from time to time, from the Company to The Bank of New York Mellon, as successor trustee.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months, or such shorter period agreed to by the Company and the Banks, commencing on a Business Day selected by the Company pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter (or such shorter period agreed to by the Company and the Banks); provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or such shorter period, as applicable), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month (or such shorter period, as applicable). If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. The Company may not select any Interest Period that ends after the scheduled Maturity Date.

“Junior Subordinated Debt” means any unsecured Debt of the Company or a Subsidiary of the Company that is (i) issued in exchange for the proceeds of Hybrid Equity Securities or Hybrid Preferred Securities and (ii) subordinated to the rights of the Banks hereunder and under the other Credit Documents pursuant to terms of subordination substantially similar to those set forth in Exhibit D, or pursuant to other terms and conditions satisfactory to the Majority Banks.

“Lending Installation” means any office, branch, subsidiary or Affiliate of a Bank.

“Lien” means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loan” – see Section 2.1.

“Majority Banks” means, as of any date of determination, Banks in the aggregate having more than 50% of the Aggregate Commitment as of such date or, if the Aggregate Commitment has been terminated, Banks in the aggregate holding more than 50% of the aggregate unpaid principal amount of the Aggregate Outstanding Credit Exposure as of such date.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the financial condition or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, (b) the Company’s ability to perform its obligations under any Credit Document or (c) the validity or enforceability of any Credit Document or the rights or remedies of the Agent or the Banks thereunder.

“Material Subsidiary” means any Subsidiary of the Company that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 10 % of the consolidated assets of the Company and its Consolidated Subsidiaries.

“Maturity Date” means the date which is eight (8) months after the Funding Date, or, if such date is not a Business Day, on the immediately preceding Business Day.

“Maximum Rate” – see Section 2.16.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any sale or issuance of securities or incurrence of Debt by any Person, the excess of (i) the gross cash proceeds received by or on behalf of such Person in respect of such sale, issuance or incurrence (as the case may be) over (ii) customary underwriting commissions, auditing and legal fees, printing costs, rating agency fees and other customary and reasonable fees and expenses incurred by such Person in connection therewith.

“Net Worth” means, with respect to any Person, the excess of such Person’s total assets over its total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistently applied, excluding from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, and (iii) any item not included in clause (i) or (ii) above, that is treated as an intangible asset in conformity with GAAP.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all other obligations (including indemnities and interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Company to the Banks or to any Bank or the Agent arising under the Credit Documents.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capital Lease, or (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person; but excluding from this definition, any Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee.

“Other Taxes” – see Section 4.5(b).

“Outstanding Credit Exposure” means, as to any Bank at any time, the aggregate principal amount of its Loans outstanding at such time.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Payment Date” means the second Business Day of each calendar quarter occurring after the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Plan Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC or to appoint a trustee to administer any Plan.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Bank, a portion equal to (i) a fraction the numerator of which is such Bank’s Commitment and the denominator of which is the Aggregate Commitment and (ii) after the Commitments of all of the Banks have terminated, a fraction the numerator of which is the Outstanding Credit Exposure for such Bank, and the denominator of which is the Aggregate Outstanding Credit Exposure at such time; provided, that in the case of Section 4.7(c)(i), when a Defaulting Bank shall exist the Commitment or Outstanding Credit Exposure, as applicable, of such Defaulting Bank shall be disregarded when calculating such Bank’s “Pro Rata Share”.

“Regulation D” means Regulation D of the FRB from time to time in effect and shall include any successor or other regulation or official interpretation of the FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the FRB from time to time in effect and shall include any successor or other regulation or official interpretation of the FRB relating to the extension of credit by banks, non-banks and non-broker-dealers for the purpose of purchasing or carrying margin stocks.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“SEC” means the Securities and Exchange Commission or any governmental authority which may be substituted therefor.

“Secured Debt” means senior, secured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement, including, for the avoidance of doubt, the First Mortgage Bonds.

“Securitized Bonds” means nonrecourse bonds or similar asset-backed securities issued by a special-purpose Subsidiary of the Company which are payable solely from specialized charges authorized by the utility commission of the relevant state in connection with the recovery of (x) stranded regulatory costs, (y) stranded clean air and pension costs and (z) other “Qualified Costs” (as defined in M.C.L. §460.10h(g)) authorized to be securitized by the Michigan Public Service Commission.

“Single Employer Plan” means a Plan maintained by the Company or any ERISA Affiliate for employees of the Company or any ERISA Affiliate.

“Subsidiary” means, as to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Supplemental Indenture” means that certain Supplemental Indenture, dated as of the Closing Date, between the Company and The Bank of New York Mellon, as successor trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Taxes” means any and all present or future taxes, duties, assessments, fees, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, that are imposed by a Governmental Authority on or with respect to any payment made by the Company hereunder or under any Bond, but excluding Excluded Taxes and Other Taxes.

“Total Consolidated Capitalization” means, at any date of determination, without duplication, the sum of (a) Total Consolidated Debt plus all amounts excluded from Total Consolidated Debt pursuant to clauses (ii), (iii) and (v) of the proviso to the definition of such term (but only, in the case of securities of the type described in clause (iii) of such proviso, to the extent such securities have been deemed to be equity pursuant to Accounting Standards Codification Subtopic 480-10 (previously referred to as Statement of Financial Accounting Standards No. 150)), (b) equity of the common stockholders of the Company, (c) equity of the preference stockholders of the Company and (d) equity of the preferred stockholders of the Company, in each case determined at such date.

“Total Consolidated Debt” means, at any date of determination, the aggregate Debt of the Company and its Consolidated Subsidiaries (including, without limitation, all Off-Balance Sheet Liabilities); provided that Total Consolidated Debt shall exclude, without duplication, (i) the principal amount of any Securitized Bonds, (ii) any Junior Subordinated Debt of the Company owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary, (iii) such percentage of the Net Proceeds from any issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities) by the Company or any Consolidated Subsidiary as shall be agreed to be deemed equity by the Agent and the Company prior to the issuance thereof (which determination shall be based on, among other things, the treatment (if any) given to such securities by the applicable rating agencies), (iv) to the extent that any portion of the disposition of the Company’s Palisades Nuclear Plant shall be required to be accounted for as a financing under GAAP rather than as a sale, the amount of liabilities reflected on the Company’s consolidated balance sheet as the result of such disposition, (v) Debt of any Affiliate of the Company that is (1) consolidated on the financial statements of the Company solely as a result of the effect and application of Accounting Standards Codification Subtopic 810-10 (previously referred to as Financial Accounting Standards Board Interpretation No. 46(R) and of Accounting Research Bulletin No. 51) and (2) non-recourse to the Company or any of its Affiliates (other than the primary obligor of such Debt and any of its Subsidiaries) and (vi) Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Section 15 of Accounting Standards Codification Subtopic 840-10 (previously referred to as Emerging Issues Task Force Issue No. 01-8), any subsequent recommendation or other interpretation, bulletin or other similar document by the Financial Accounting Standards Board on or related to such re-categorization.

“Type” – see Section 2.4.

“Unsecured Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

1.2 Interpretation.

(a) The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

(b) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c) Unless otherwise specified, each reference to an Article, Section, Exhibit and Schedule means an Article or Section of or an Exhibit or Schedule to this Agreement.

(d) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(f) The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.

(g) Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein)

(h) Unless the context requires otherwise, any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws),

(i) Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof,

(j) Unless the context requires otherwise, the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(k) Unless the context requires otherwise, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall change its application of generally accepted accounting principles with respect to any Off-Balance Sheet Liabilities (including the application of Accounting Standards Codification Subtopic 460-10 (previously referred to as Financial Accounting Standards Board Interpretation No. 45), Accounting Standards Codification Subtopic 810-10 (previously referred to as Financial Accounting Standards Board Interpretation No. 46(R)) and Accounting Standards Codification Subtopic 480-10 (previously referred to as Statement of Financial Accounting Standards No. 150)), in each case with the agreement of its independent certified public accountants, and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided that, until such provisions are amended in a manner reasonably satisfactory to the Majority Banks, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to GAAP shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Section 25 of Accounting Standards Codification Subtopic 825-10 (previously referred to as Statement of Financial Accounting Standards No. 159) (or any other Accounting Standards Codification Topic having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification Topic having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

THE ADVANCES

2.1 Commitment. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make term loans to the Company on the Funding Date in the aggregate principal amount of $375,000,000 (the “Loans”); provided that, after giving effect to the making of such Loan, such Bank’s Outstanding Credit Exposure shall not exceed its Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

2.2 Repayment of Loans. The Aggregate Outstanding Credit Exposure and all other unpaid obligations of the Company hereunder shall be paid in full on or before the Maturity Date.

2.3 Ratable Loans. Each Advance shall consist of Loans made by the several Banks ratably according to their Pro Rata Shares.

2.4 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances (each a “Type” of Advance), or a combination thereof, as selected by the Company in accordance with Sections 2.8 and 2.9.

2.5 [Intentionally Omitted].

2.6 Minimum Amount of Advances. Each Advance shall be in the minimum amount of $10,000,000 (and in integral multiples of $1,000,000 if in excess thereof); provided that any Floating Rate Advance may be in the amount of the Aggregate Commitment (rounded down, if necessary, to an integral multiple of $1,000,000).

2.7 Principal Payments and Changes in Commitments.

(a) The Company may from time to time prepay, without penalty or premium, all outstanding Floating Rate Advances or, in a minimum aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000, any portion of the outstanding Floating Rate Advances upon one (1) Business Day’s prior written notice to the Agent. The Company may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 4.4, but otherwise without penalty or premium, all outstanding Eurodollar Advances or, in a minimum aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000, any portion of any outstanding Eurodollar Advance upon three (3) Business Days’ prior written notice to the Agent; provided that if, after giving effect to any such prepayment, the principal amount of any Eurodollar Advance is less than $10,000,000, such Eurodollar Advance shall automatically convert into a Floating Rate Advance.

(b) Each prepayment of an Advance pursuant to Section 2.7(a) shall be applied to prepay the Loans ratably in accordance with the then outstanding amounts thereof. Prepayment shall be accompanied by (i) accrued interest to the extent required by Section 2.10 and (ii) funding indemnification amounts required by Section 4.4.

(c) Unless previously terminated, the Aggregate Commitment shall be automatically reduced and terminated ratably among the Banks immediately after the making of the Loans on the Funding Date (or, if no Loans have been made on or before the Funding Date, at 5:00 p.m. (New York City time) on such date). At any time prior to the Funding Date, the Company may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Banks in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), upon at least five (5) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such reduction.

2.8 Method of Selecting Types and Interest Periods for New Advances. The Company shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Company shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 12:00 noon (New York City time) on the Borrowing Date of each Floating Rate Advance and not later than 12:00 noon (New York City time) three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i) the Borrowing Date, which shall be a Business Day;

(ii) the aggregate amount of such Advance;

(iii) the Type of Advance selected; and

(iv) in the case of each Eurodollar Advance, the initial Interest Period applicable thereto.

Promptly after receipt thereof, the Agent will notify each Bank of the contents of each Borrowing Notice. Not later than 3:00 p.m. (New York City time) on each Borrowing Date, each Bank shall make available its Loan in funds immediately available in Chicago, Illinois to the Agent at its address specified pursuant to Section 14.1. To the extent funds are received from the Banks, the Agent will make such funds available to the Company at the Agent’s aforesaid address. No Bank’s obligation to make any Loan shall be affected by any other Bank’s failure to make any Loan.

2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.2 or 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.2 or 2.7 or (y) the Company shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Company may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Company shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 noon (New York City time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii) the amount of the Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto;

provided that no Advance may be continued as, or converted into, a Eurodollar Advance if (x) such continuation or conversion would violate any provision of this Agreement or (y) a Default or Event of Default exists.

2.10 Interest Rates, Interest Payment Dates. (a) Subject to Section 2.11, each Advance shall bear interest as follows:

(i) at any time such Advance is a Floating Rate Advance, at a rate per annum equal to the Floating Rate from time to time in effect; and

(ii) at any time such Advance is a Eurodollar Advance, at a rate per annum equal to the Eurodollar Rate for each applicable Interest Period.

Changes in the rate of interest on that portion or any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate.

(b) Interest accrued on each Floating Rate Advance shall be payable on each Payment Date and on the Maturity Date. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid and on the Maturity Date. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and interest on Floating Rate Advances based on the Federal Funds Effective Rate shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365- or 366-day year, as appropriate. Interest on each Advance shall accrue from and including the date such Advance is made to but excluding the date payment thereof is received in accordance with Section 2.12. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless, in the case of a Eurodollar Advance, such next succeeding Business Day falls in a new calendar month, in which case such payment shall be due on the immediately preceding Business Day) and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.11 Rate on Overdue Amounts. If any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, the Floating Rate plus 2%.

2.12 Method of Payment; Sharing Set-Offs. (a) All payments of principal, interest and fees hereunder shall be made in immediately available funds to the Agent at its address specified on its signature page to this Agreement (or at any other Lending Installation of the Agent specified in writing by the Agent to the Company), without setoff or counterclaim, not later than 12:00 noon (New York City time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Agent among the Banks. Funds received after such time shall be deemed received on the following Business Day unless the Agent shall have received from, or on behalf of, the Company a Federal Reserve reference number with respect to such payment before 1:00 p.m. (New York City time) on the date of such payment. Each payment delivered to the Agent for the account of any Bank shall be delivered promptly by the Agent in the same type of funds received by the Agent to such Bank at the address specified for such Bank in its Administrative Questionnaire or at any Lending Installation specified in a notice received by the Agent from such Bank. The Agent is hereby authorized to charge the account of the Company maintained with JPMorgan Chase Bank, N.A., if any, for each payment of principal, interest and fees as such payment becomes due hereunder.

(b) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.8, Section 2.15 or Section 13.8, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Agent for the account of such Bank and for the benefit of the Agent to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.13 Bonds; Record-keeping; Telephonic Notices.

(a) The obligation of the Company to repay the Obligations shall be evidenced by one or more Bonds.

(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Company and each Bank’s share thereof.

(d) The entries maintained in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided that the failure of the Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Obligations in accordance with their terms.

(e) The Company hereby authorizes the Banks and the Agent to make Advances based on telephonic notices made by any person or persons the Agent or any Bank in good faith believes to be acting on behalf of the Company. The Company agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by a Designated Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Banks, the records of the Agent and the Banks shall govern absent manifest error.

2.14 Lending Installations. Subject to the provisions of Section 4.6, each Bank may book its Loans at any Lending Installation selected by such Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans shall be deemed held by the applicable Bank for the benefit of such Lending Installation. Each Bank may, by written or facsimile notice to the Company, designate a Lending Installation through which Loans will be made by it and for whose account payments on the Loans are to be made.

2.15 Non-Receipt of Funds by the Agent. Unless a Bank or the Company, as the case may be, notifies the Agent prior to the time on the date on which it is scheduled to make payment to the Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of the Company, a payment of principal, interest or fees to the Agent for the account of the Banks, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Company, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Bank, the Federal Funds Rate for such day or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

2.16 Maximum Rate. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

CHANGE IN CIRCUMSTANCES

4.1 Yield Protection.

(a) If any Change in Law,

(i) subjects any Bank or any applicable Lending Installation to any tax, duty, charge, withholding levy, imposts, deduction, assessment or fee on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Taxes, (B) Excluded Taxes, and (C) Other Taxes), or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank or any applicable Lending Installation (including any reserve costs under Regulation D with respect to Eurocurrency liabilities (as defined in Regulation D)), or

(iii) imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Installation of making, funding or maintaining Advances, or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with Advances or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to its Outstanding Credit Exposure or interest received by it, by an amount deemed material by such Bank, or

(iv) affects the amount of capital required or expected to be maintained by any Bank or any applicable Lending Installation or any corporation controlling any Bank and such Bank determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make Advances hereunder or of commitments of this type, then, upon presentation by such Bank to the Company of a certificate (as referred to in the immediately succeeding sentence of this Section 4.1) setting forth the basis for such determination and the additional amounts reasonably determined by such Bank for the period of up to ninety (90) days prior to the date on which such certificate is delivered to the Company and the Agent, to be sufficient to compensate such Bank in light of such circumstances, the Company shall within thirty (30) days of such delivery of such certificate pay to the Agent for the account of such Bank the specified amounts set forth on such certificate. The affected Bank shall deliver to the Company and the Agent a certificate setting forth the basis of the claim and specifying in reasonable detail the calculation of such increased expense, which certificate shall be prima facie evidence as to such increase and such amounts. An affected Bank may deliver more than one certificate to the Company during the term of this Agreement. In making the determinations contemplated by the above-referenced certificate, any Bank may make such reasonable estimates, assumptions, allocations and the like that such Bank in good faith determines to be appropriate, and such Bank’s selection thereof in accordance with this Section 4.1 shall be conclusive and binding on the Company, absent manifest error.

(b) No Bank shall be entitled to demand compensation or be compensated hereunder to the extent that such compensation relates to any period of time more than ninety (90) days prior to the date upon which such Bank first notified the Company of the occurrence of the event entitling such Bank to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Company).

4.2 Replacement of Banks. If any Bank shall make a demand for payment under Section 4.1, then within thirty (30) days after such demand, the Company may, with the approval of the Agent (which approval shall not be unreasonably withheld) and provided that no Default or Event of Default shall then have occurred and be continuing, demand, at the Company’s sole cost and expense, that such Bank assign to one or more financial institutions designated by the Company and approved by the Agent all (but not less than all) of such Bank’s Commitment and Outstanding Credit Exposure within the period ending on the later of such 30th day and the last day of the longest of the then current Interest Periods or maturity dates for such Outstanding Credit Exposure. Any such assignment shall be consummated on terms satisfactory to the assigning Bank; provided that such Bank’s consent to such assignment shall not be unreasonably withheld.

(b) If the Company shall elect to replace a Bank pursuant to clause (a) above, the Company shall prepay the Outstanding Credit Exposure of such Bank, and the financial institution or institutions selected by the Company shall replace such Bank as a Bank hereunder pursuant to an instrument satisfactory to the Company, the Agent and the Bank being replaced by making Advances to the Company in the amount of the Outstanding Credit Exposure of such assigning Bank and assuming all the same rights and responsibilities hereunder as such assigning Bank and having the same Commitment as such assigning Bank.

(c) If any Bank becomes a Defaulting Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if such Bank accepts such assignment); provided that (i) to the extent required pursuant to Section 12.1(c), the Company shall have received the necessary consents from the Agent, if any, and (ii) such Bank shall have received payment of an amount equal to its Outstanding Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such Outstanding Credit Exposure and accrued interest and fees) or the Company (in the case of all other amounts). A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

4.3 Availability of Eurodollar Rate Loans. If:

(a) any Bank determines that maintenance of a Eurodollar Rate Loan at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or

(b) the Majority Banks determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Rate Loans are not available or (ii) the Base Eurodollar Rate does not accurately reflect the cost of making or maintaining a Eurodollar Rate Loan, then the Agent shall suspend the availability of Eurodollar Rate Loans and, in the case of clause (a), require any outstanding Eurodollar Rate Loans to be converted to Floating Rate Loans on such date as is required by the applicable law, rule, regulation or directive.

4.4 Funding Indemnification. If any payment of a Eurodollar Rate Loan occurs on a date which is not the last day of an applicable Interest Period, whether because of prepayment or otherwise, or a Eurodollar Rate Loan is not made on the date specified by the Company for any reason other than default by the Banks, the Company will indemnify each Bank for any loss or cost (but not lost profits) incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Rate Loan.

4.5 Taxes.

(a) All payments by the Company to or for the account of any Bank or the Agent hereunder or under any Bond shall be made free and clear of and without deduction for any and all Taxes unless such deduction is required by law. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, (i) the sum payable shall be increased by the amount of such Taxes required to be withheld as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Company shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b) In addition, the Company hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Bond or from the execution or delivery of, or otherwise with respect to, this Agreement or any Bond (“Other Taxes”).

(c) The Company hereby agrees to indemnify the Agent and each Bank for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Agent or such Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Bank makes demand therefor pursuant to Section 4.6.

(d) Each Bank that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Bank”) agrees that it will, not more than ten (10) Business Days after the Closing Date, or, if later, not more than ten (10) Business Days after becoming a Bank hereunder, (i) deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or any other form or documentation prescribed by applicable law, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United

States federal income taxes, and (ii) deliver to each of the Company and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Bank further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Bank has failed to provide the Company with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Bank shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Bank which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Company shall take such steps as such Non-U.S. Bank shall reasonably request to assist such Non-U.S. Bank to recover such Taxes.

(f) Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Bond pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g) If a payment made to a Bank under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Agent as may be necessary for the Agent to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.5(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Each Bank shall severally indemnify the Agent for any taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any taxing authority (but, in the case of any Taxes, only to the extent that the Company has not already indemnified the Agent for such Taxes and without limiting the obligation of the Company to do so) attributable to such Bank that are paid or payable by the Agent in connection with this Agreement or any Bond and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant taxing authority. The indemnity under this Section 4.5(h) shall be paid within ten (10) days after the Agent delivers to the applicable Bank a certificate stating the amount so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. The obligations of the Banks under this clause (h) shall survive the payment of the Obligations and termination of this Agreement.

4.6 Bank Certificates, Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to Eurodollar Rate Loans to reduce any liability of the Company to such Bank under Section 4.1 or to avoid the unavailability of Eurodollar Rate Loans under Section 4.3, so long as such designation is not disadvantageous to such Bank. A certificate of such Bank as to the amount due under Section 4.1, 4.4 or 4.5 shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Bank funded each Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Base Eurodollar Rate applicable to such Loan whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in any certificate shall be payable on demand after receipt by the Company of such certificate. The obligations of the Company under Sections 4.1, 4.4 and 4.5 shall survive payment of the Obligations and termination of this Agreement; provided that no Bank shall be entitled to compensation to the extent that such compensation relates to any period of time more than ninety (90) days after the termination of this Agreement.

4.7 Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then, so long as such Bank is a Defaulting Bank, the Commitment and Outstanding Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1); provided, that this Section 4.7 shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby.

In the event that the Agent and the Company each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then on such date such Bank shall purchase at par such of the Loans of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share of the Aggregate Commitment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants that:

5.1 Incorporation and Good Standing. Each of the Company and its Material Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2 Corporate Power and Authority: No Conflicts. The execution, delivery and performance by the Company of the Credit Documents are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and do not (i) violate the Company’s charter, bylaws or any applicable law, or (ii) breach or result in an event of default under any indenture or material agreement, and do not result in or require the creation of any Lien upon or with respect to any of its properties (except the Lien of the Indenture securing the Bonds).

5.3 Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of any Credit Document, except for the authorization to issue, sell or guarantee secured and/or unsecured short-term debt granted by the Federal Energy Regulatory Commission, which authorization has been obtained and is in full force and effect.

5.4 Legally Enforceable Agreements. Each Credit Document constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

5.5 Financial Statements. (a) The audited balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2011, and the related statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (copies of which have been furnished to each Bank), fairly present the financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of operations of the Company and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP.

(b) The unaudited balance sheet of the Company and its Consolidated Subsidiaries as at March 31, 2012, and the related unaudited statements of income and cash flows of the Company and its Consolidated Subsidiaries for the three-month period then ended, as set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (copies of which have been furnished to each Bank), fairly present (subject to year-end audit adjustments) the financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of operations of the Company and its Consolidated Subsidiaries for the three-month period ended on such date, all in accordance with GAAP, and since December 31, 2011, there has been no Material Adverse Change.

5.6 Litigation. Except (i) to the extent described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC, and (ii) such other similar actions, suits and proceedings predicated on the occurrence of the same events giving rise to any actions, suits and proceedings described in the reports referred to in the foregoing clause (i) (all matters described in clauses (i) and (ii) above, the “Disclosed Matters”), there is no pending or threatened action, suit, investigation or proceeding against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator, which, if adversely determined, might reasonably be expected to result in a Material Adverse Change. As of the Closing Date, (a) there is no litigation challenging the validity or the enforceability of any of the Credit Documents and (b) there have been no adverse developments with respect to the Disclosed Matters that have resulted, or could reasonably be expected to result, in a Material Adverse Change.

5.7 Margin Stock. The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Advance will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

5.8 ERISA. No Plan Termination Event has occurred or is reasonably expected to occur with respect to any Plan. Neither the Company nor any ERISA Affiliate is an employer under or has any liability with respect to a Multiemployer Plan.

5.9 Insurance. All insurance required by Section 6.2 is in full force and effect.

5.10 Taxes. The Company and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Company or any of its Subsidiaries is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with GAAP.

5.11 Investment Company Act. The Company is not an investment company (within the meaning of the Investment Company Act of 1940, as amended).

5.12 Bonds. The issuance to the Agent of Bonds pursuant to the terms of this Agreement as evidence of the Obligations (i) does not violate any provision of the Indenture or any other agreement or instrument, or any law or regulation, or judicial or regulatory order, judgment or decree, to which the Company or any of its Subsidiaries is a party or by which any of the foregoing is bound and (ii) does provide the Banks, as beneficial holders of the Bonds through the Agent, the benefit of the Lien of the Indenture equally and ratably with the holders of other First Mortgage Bonds.

5.13 Disclosure. The Company has not withheld any fact from the Agent or the Banks in regard to the occurrence of a Material Adverse Change; and all financial information delivered by the Company to the Agent and the Banks on and after the date of this Agreement is true and correct in all material respects as at the dates and for the periods indicated therein.

5.14 OFAC. Neither the Company nor any Subsidiary or Affiliate of the Company is named on the United States Department of the Treasury’s Specially Designated Nationals or Blocked Persons list available through http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf or as otherwise published from time.

5.15 Delivery of Documents. On or prior to the Closing Date, the Company delivered, or caused to be delivered, true, accurate and complete copies of the Bonds, the Supplemental Indenture and the Bond Delivery Agreement, each as in effect as of the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Obligations shall remain unpaid or any Bank shall have any Commitment under this Agreement:

6.1 Payment of Taxes, Etc. The Company shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (b) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided that the Company shall not be required to pay or discharge any such tax, assessment, charge or claim (i) which is being contested by it in good faith and by proper procedures or (ii) the non-payment of which will not result in a Material Adverse Change.

6.2 Maintenance of Insurance. The Company shall, and shall cause each of its Material Subsidiaries to, maintain insurance in such amounts and covering such risks with respect to its business and properties as is usually carried by companies engaged in similar businesses and owning similar properties, either with reputable insurance companies or, in whole or in part, by establishing reserves or one or more insurance funds, either alone or with other corporations or associations.

6.3 Preservation of Corporate Existence, Etc. Except as provided in Section 7.3, the Company shall, and shall cause each of its Material Subsidiaries to, (a) preserve and maintain its corporate existence, rights and franchises, and (b) qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties; provided that the Company shall not be required to preserve any such right or franchise under clause (a) above or to remain so qualified under clause (b) above unless the failure to do so would reasonably be expected to result in a Material Adverse Change.

6.4 Compliance with Laws, Etc. The Company shall, and shall cause each of its Consolidated Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, the non-compliance of which would reasonably be expected to result in a Material Adverse Change.

6.5 Visitation Rights. The Company shall, and shall cause each of its Material Subsidiaries to, at any reasonable time and from time to time, permit the Agent, any of the Banks or any agents or representatives thereof to examine and make copies of and abstracts from its records and books of account, visit its properties and discuss its affairs, finances and accounts with any of its officers.

6.6 Keeping of Books. The Company shall, and shall cause each of its Consolidated Subsidiaries to, keep adequate records and books of account, in which full and correct entries shall be made of all of its financial transactions and its assets and business so as to permit the Company and its Consolidated Subsidiaries to present financial statements in accordance with GAAP.

6.7 Reporting Requirements. The Company shall furnish to the Agent, with sufficient copies for each of the Banks (and the Agent shall thereafter promptly make available to the Banks):

(a) as soon as practicable and in any event within five (5) Business Days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Designated Officer as to the nature thereof, and as soon as practicable and in any event within five (5) Business Days thereafter, a statement of a Designated Officer as to the action which the Company has taken, is taking or proposes to take with respect thereto;

(b) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter, and the related consolidated statements of income, cash flows and common stockholder’s equity of the Company and its Consolidated Subsidiaries as at the end of and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, or statements providing substantially similar information (which requirement shall be deemed satisfied by the delivery of the Company’s quarterly report on Form 10-Q for such quarter), all in reasonable detail and duly certified (subject to the absence of footnotes and to year-end audit adjustments) by a Designated Officer as having been prepared in accordance with GAAP, together with (i) a certificate of a Designated Officer stating that such officer has no knowledge (having made due inquiry with respect thereto) that a Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the actions which the Company has taken, is taking or proposes to take with respect thereto, and (ii) a certificate of a Designated Officer, in substantially the form of Exhibit B hereto, setting forth the Company’s computation of the financial ratio specified in Article VIII as of the end of the immediately preceding fiscal quarter or year, as the case may be, of the Company;

(c) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the Company’s Annual Report on Form 10-K (or any successor form) for such year, including therein the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year and the consolidated statements of income, cash flows and common stockholder’s equity of the Company and its Consolidated Subsidiaries as at the end of and for such year, or statements providing substantially similar information, in each case (i) certified by independent public accountants of recognized national standing selected by the Company and not objected to by the Majority Banks (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) together with (a) a certificate of a Designated Officer stating that such officer has no knowledge (having made due inquiry with respect thereto) that a Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the actions which the Company has taken, is taking or proposes to take with respect thereto and (b) a certificate of a Designated Officer, in substantially the form of Exhibit B hereto, setting forth the Company’s computation of the financial ratio specified in Article VIII as of the end of the immediately preceding fiscal year of the Company;

(d) promptly after the sending or filing thereof, notice of all proxy statements which the Company sends to its stockholders, copies of all regular, periodic and special reports (other than those which relate solely to employee benefit plans) which the Company files with the SEC and notice of the sending or filing of (and, upon the request of the Agent or any Bank, a copy of) any final prospectus filed with the SEC;

(e) as soon as possible and in any event (i) within thirty (30) days after the Company or any ERISA Affiliate knows or has reason to know that any Plan Termination Event described in clause (a) of the definition of Plan Termination Event with respect to any Plan has occurred and (ii) within ten (10) days after the Company or any ERISA Affiliate knows or has reason to know that any other Plan Termination Event with respect to any Plan has occurred and could reasonably be expected to result in a material liability to the Company, a statement of the Chief Financial Officer of the Company describing such Plan Termination Event and the action, if any, which the Company or such ERISA Affiliate, as the case may be, proposes to take with respect thereto;

(f) promptly, and in any event within five (5) Business Days, after becoming aware thereof, notice of any upgrading or downgrading of the rating of the Secured Debt (or, if applicable, the Unsecured Debt) by Moody’s or S&P;

(g) as soon as possible and in any event within five (5) Business Days after the occurrence of any default under any agreement to which the Company or any of its Subsidiaries is a party, which default would reasonably be expected to result in a Material Adverse Change, and which is continuing on the date of such certificate, a certificate of the president or chief financial officer of the Company setting forth the details of such default and the action which the Company or any such Subsidiary proposes to take with respect thereto; and

(h) promptly after requested, such other information respecting the business, properties or financial condition of the Company as the Agent or any Bank through the Agent may from time to time reasonably request in writing.

6.8 Use of Proceeds. The Company will use the proceeds of the Advances for general corporate purposes. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.9 Maintenance of Properties, Etc. The Company shall, and shall cause each of its Material Subsidiaries to, maintain in all material respects all of its respective owned and leased Property in good and safe condition and repair to the same degree as other companies engaged in similar businesses and owning similar properties, and not permit, commit or suffer any waste or abandonment of any such Property, and from time to time make or cause to be made all material repairs, renewals and replacements thereof, including any capital improvements which may be required; provided that such Property may be altered or renovated in the ordinary course of the Company’s or its Subsidiaries’ business; and provided, further, that the foregoing shall not restrict the sale of any asset of the Company or any Subsidiary to the extent not prohibited by Section 7.2.

6.10 Bonds. The Company shall, until the date on which the Commitments have terminated and all Obligations have been paid in full, cause the face amount of all Bonds to at all times be equal to or greater than the greater of (a) the Aggregate Commitment and (b) the Aggregate Outstanding Credit Exposure.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Obligations shall remain unpaid or any Bank shall have any Commitment under this Agreement:

7.1 Liens. The Company shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(a) Liens created pursuant to the Indenture securing the First Mortgage Bonds;

(b) Liens securing pollution control bonds, or bonds issued to refund or refinance pollution control bonds (including Liens securing obligations (contingent or otherwise) of the Company under letter of credit agreements or other reimbursement or similar credit enhancement agreements with respect to pollution control bonds); provided that the aggregate face amount of any such bonds so issued shall not exceed the aggregate face amount of such pollution control bonds, as the case may be, so refunded or refinanced;

(c) Liens in (and only in) assets acquired to secure Debt incurred to finance the acquisition of such assets;

(d) statutory and common law banker’s Liens on bank deposits;

(e) Liens in respect of accounts receivable sold, transferred or assigned by the Company;

(f) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(h) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(i) judgment Liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered (subject to a customary deductible) by insurance;

(j) zoning restrictions, easements, licenses, covenants, reservations, utility company rights, restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate materially detract from the value of the property or assets of the Company or any Subsidiary or materially impair the operation of its business;

(k) Liens arising in connection with the financing of the Company’s fuel resources, including nuclear fuel;

(l) Liens arising pursuant to M.C.L. 324.20138; provided that the aggregate amount of all obligations secured by such Liens (excluding any such Liens of which the Company has no knowledge or which are permitted by clause (f) above) shall not exceed $20,000,000;

(m) Liens arising in connection with Securitized Bonds;

(n) Liens on natural gas, oil and mineral, or on stock in trade, material or supplies manufactured or acquired for the purpose of sale and or resale in the usual course of business or consumable in the operation of any of the properties of the Company; provided that such Liens secure obligations not exceeding $500,000,000 in aggregate principal amount; and

(o) other Liens securing obligations in an aggregate amount not in excess of $500,000,000.

In addition, the Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on the Equity Interests of any Material Subsidiary other than Liens permitted to exist under clauses (f), (g), (h) or (i) above.

7.2 Sale of Assets. The Company will not, and will not permit any Material Subsidiary to, sell, lease, assign, transfer or otherwise dispose of 25% or more of its assets calculated with reference to total assets as reflected on the Company’s consolidated balance sheet as at December 31, 2011, during the term of this Agreement.

7.3 Mergers, Etc. The Company will not, and will not permit any Material Subsidiary to, merge with or into or consolidate with or into any other Person, except that the Company or any Material Subsidiary may merge with any other Person; provided that, in each case, immediately after giving effect thereto, (a) no event shall occur and be continuing which constitutes a Default or Event of Default, (b) if the Company is party thereto, the Company is the surviving corporation, or, if the Company is not party thereto, a Material Subsidiary is the surviving corporation, (c) neither the Company nor any Material Subsidiary shall be liable with respect to any Debt or allow its Property to be subject to any Lien which it could not become liable with respect to or allow its Property to become subject to under this Agreement on the date of such transaction and (d) the Company’s Net Worth shall be equal to or greater than its Net Worth immediately prior to such merger.

7.4 Compliance with ERISA. The Company will not, and will not permit any ERISA Affiliate to, permit to exist any occurrence of any Reportable Event, or any other event or condition which presents a material (in the reasonable opinion of the Majority Banks) risk of a termination by the PBGC of any Plan, which termination will result in any material (in the reasonable opinion of the Majority Banks) liability of the Company or such ERISA Affiliate to the PBGC.

7.5 Organizational Documents. The Company will not, and will not permit any Consolidated Subsidiary to, amend, modify or otherwise change any of the terms or provisions in any of their respective certificate of incorporation and by-laws (or comparable constitutive documents) as in effect on the Closing Date to the extent that such change is reasonably expected to result in a Material Adverse Change.

7.6 Change in Nature of Business. The Company will not, and will not permit any Material Subsidiary to, make any material change in the nature of its business as carried on as of the Closing Date.

7.7 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction with any of its Affiliates (other than the Company or any Subsidiary) unless such transaction is on terms no less favorable to the Company or such Subsidiary than if the transaction had been negotiated in good faith on an arm’s-length basis with a non-Affiliate; provided that the foregoing shall not prohibit (a) the payment by the Company or any Subsidiary of dividends or other distributions on, or redemptions of, its capital stock, (b) the purchase, acquisition or retirement by the Company or any Subsidiary of the Company’s capital stock or (c) intercompany loans and advances not otherwise prohibited by this Agreement.

ARTICLE VIII

FINANCIAL COVENANT

So long as any of the Obligations shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Company shall at all times maintain a ratio of Total Consolidated Debt to Total Consolidated Capitalization of not greater than 0.65 to 1.0.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) the Company shall fail to pay (i) any principal of any Advance when due and payable within one (1) Business Day after the same becomes due, or (ii) any interest on any Advance or any fee or other Obligation payable hereunder within five (5) Business Days after such interest or fee or other Obligation becomes due and payable;

(b) any representation or warranty made by or on behalf of the Company in this Agreement or any other Credit Document or in any certificate, document, report, financial or other written statement furnished at any time pursuant to any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(c) (i) the Company or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Section 6.3(a) (solely with respect to the Company), Section 6.8, Section 6.10, Article VII or Article VIII; or (ii) the Company shall fail to perform or observe any other term, covenant or agreement on its part to be performed or observed in this Agreement or in any other Credit Document and such failure under this clause (ii) shall continue for thirty (30) consecutive days after the earlier of (x) a Designated Officer obtaining knowledge of such breach and (y) written notice thereof by means of facsimile, regular mail or written notice delivered in person (or telephonic notice thereof confirmed in writing) having been given to the Company by the Agent or the Majority Banks;

(d) the Company or any Material Subsidiary shall: (i) fail to pay any Debt (other than the payment obligations described in clause (a) above) in excess of $50,000,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the instrument or agreement relating to such Debt; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Debt, unless the obligee under or holder of such Debt shall have waived in writing such circumstance, or such circumstance has been cured, so that such circumstance is no longer continuing; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), in each case in accordance with the terms of such agreement or instrument, prior to the stated maturity thereof; or (iv) generally not, or shall admit in writing its inability to, pay its debts as such debts become due;

(e) the Company or any Material Subsidiary: (i) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (ii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iii) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of sixty (60) consecutive days or more; or (iv) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (v) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or (vi) shall take any corporate action to authorize any of the actions set forth above in this clause (e);

(f) one or more judgments, decrees or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Company or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of more than thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) any material provision of any Credit Document, after execution hereof or delivery thereof under Article XI, shall for any reason other than the express terms hereof or thereof cease to be valid and binding on any party thereto; or the Company shall so assert in writing;

(h) any Plan Termination Event with respect to a Plan shall have occurred, and thirty (30) days after notice thereof shall have been given to the Company by the Agent, (i) such Plan Termination Event (if correctable) shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of the assets accumulated in such Plan by more than the amount of $50,000,000 (or in the case of a Plan Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(A)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(i) (x) any Bond shall cease to be in full force and effect or (y) the Company shall deny that it has any liability or obligation under any Bond or purport to revoke, terminate, rescind or redeem any Bond (other than in accordance with the terms of the Bonds and the Indenture); or

(j) a Change in Control shall occur.

9.2 Remedies. If any Event of Default shall occur and be continuing, the Agent shall upon the request, or may with the consent, of the Majority Banks, by notice to the Company, (i) declare the Commitments to be terminated or suspended, whereupon the same shall forthwith terminate, and/or (ii) declare the Obligations to be forthwith due and payable whereupon the Aggregate Outstanding Credit Exposure and all other Obligations shall become and be forthwith due and payable, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided that in the case of an Event of Default referred to in Section 9.1(e), the Commitments shall automatically terminate and the Obligations shall automatically become due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

ARTICLE X

WAIVERS, AMENDMENTS AND REMEDIES

10.1 Amendments. Subject to the provisions of this Article X, the Majority Banks (or the Agent with the consent in writing of the Majority Banks) and the Company may enter into written agreements supplemental hereto for the purpose of adding or modifying any provisions to the Credit Documents or changing in any manner the rights of the Banks or the Company hereunder or waiving any Event of Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Banks:

(a) Extend the maturity of any Loan or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or fees thereon.

(b) Modify the percentage specified in the definition of Majority Banks.

(c) Extend the Funding Date, the Maturity Date or increase the amount of the Commitment of any Bank hereunder, or permit the Company to assign its rights under this Agreement.

(d) Amend Section 6.10, this Section 10.1 or Section 12.11.

(e) Make any change in an express right in this Agreement of a single Bank to give its consent, make a request or give a notice.

(f) Authorize the Agent to vote in favor of the release of all or substantially all of the collateral securing the Bonds.

(g) Release all or any substantial portion of the Bonds.

(h) Amend any provisions hereunder relating to the pro rata treatment of the Banks.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. Notwithstanding the foregoing, no amendment to Section 4.7 shall be effective unless the same shall be in writing and signed by the Agent and the Majority Banks.

10.2 Preservation of Rights. No delay or omission of the Banks or the Agent to exercise any right under the Credit Documents shall impair such right or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of a Default or Event of Default or the inability of the Company to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Credit Documents whatsoever shall be valid unless in writing signed by the Banks required pursuant to Section 10.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Credit Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Banks until the Obligations have been paid in full.

ARTICLE XI

CONDITIONS PRECEDENT

11.1 Effectiveness of this Agreement. This Agreement shall not become effective unless the Agent shall have received (or such delivery shall have been waived in accordance with Section 10.1):

(a) (i) Counterparts of this Agreement executed by the Company and the Banks or (ii) written evidence satisfactory to the Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Copies of the Restated Articles of Incorporation of the Company, together with all amendments, certified by the Secretary or an Assistant Secretary of the Company, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(c) Copies, certified by the Secretary or an Assistant Secretary of the Company, of its by-laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Bank) authorizing the execution of the Credit Documents.

(d) An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Company, which shall identify by name and title and bear the original or facsimile signature of the officers of the Company authorized to sign the Credit Documents and the officers or other employees authorized to make borrowings hereunder, upon which certificate the Banks shall be entitled to rely until informed of any change in writing by the Company.

(e) A certificate, signed by a Designated Officer of the Company, stating that on the Closing Date (i) no Default or Event of Default has occurred and is continuing and (ii) each representation or warranty contained in Article V is true and correct.

(f) A favorable opinion of (i) Kimberly C. Wilson, Esq., Supervisory Assistant General Counsel of the Company, as to the matters set forth in Exhibit A and as to such other matters as the Agent may reasonably request and (ii) Sidley Austin LLP, counsel for the Agent, as to such matters as the Agent may reasonably request. Such opinions shall be addressed to the Agent and the Banks and shall be satisfactory in form and substance to the Agent.

(g) Evidence, in form and substance satisfactory to the Agent, that the Company has obtained all governmental approvals, if any, necessary for it to enter into the Credit Documents.

(h) (i) Satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(i) To the extent requested by any of the Banks, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(j) All fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(k) Such other documents as any Bank or its counsel may have reasonably requested.

11.2 Each Advance. The Banks shall not be required to make any Advance if on the applicable Borrowing Date, (i) any Default or Event of Default exists or would result from such Advance, (ii) any representation or warranty contained in Article V is not true and correct as of such Borrowing Date, except Section 5.5(b) and the first sentence of Section 5.6, (iii) after giving effect to such Advance, the Aggregate Outstanding Credit Exposure would exceed the face amount of all Bonds or (iv) all legal matters incident to the making of such Advance are not satisfactory to the Banks and their counsel. Each Borrowing Notice shall constitute a representation and warranty by the Company that the conditions contained in clauses (i) through (iii) above will be satisfied on the relevant Borrowing Date. For the avoidance of doubt, the conversion or continuation of an Advance shall not be considered the making of an Advance.

ARTICLE XII

GENERAL PROVISIONS

12.1 Successors and Assigns. (a) The terms and provisions of the Credit Documents shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that the Company shall not have the right to assign its rights under the Credit Documents. Any Bank may sell participations in all or a portion of its rights and obligations under this Agreement pursuant to clause (b) below and any Bank may assign all or any part of its rights and obligations under this Agreement pursuant to clause (c) below.

(b) Any Bank may sell participations to one or more banks or other entities (other than the Company and its Affiliates) (each a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Outstanding Credit Exposure); provided that (i) such Bank’s obligations under this Agreement (including its Commitment to the Company hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of the Outstanding Credit Exposure of such Bank for all purposes of this Agreement and (iv) the Company shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Credit Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks pursuant to the terms of Section 10.1 or of any other Credit Document. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.10 in respect of its participating interest in amounts owing under the Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Credit Documents; provided that each Bank shall retain the right of setoff provided in Section 12.10 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.10, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.11 as if each Participant were a Bank. The Company further agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.3, 4.4 and 4.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 12.1(c); provided that (i) a Participant shall not be entitled to receive any greater payment under Section 4.1, 4.3, 4.4 or 4.5 than the Bank that sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 4.5 to the same extent as if it were a Bank (it being understood that the documentation required under Section 4.5 shall be delivered to the participating Bank). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more financial institutions or other Persons (other than the Company and its Affiliates) all or any part of its rights and obligations under this Agreement; provided that (i) unless such assignment is to another Bank, an Affiliate of such assigning Bank, or any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto, such Bank has received the prior written consent of the Agent and the Company (so long as no Event of Default exists), which consents of the Agent and the Company shall not be unreasonably withheld or delayed, provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof, and (ii) the minimum principal amount of any such assignment (other than assignments to a Federal Reserve Bank, to another Bank, to an Affiliate of such assigning Bank or any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto) shall be $5,000,000 (or such lesser amount consented to by the Agent and, so long as no Event of Default shall be continuing, the Company, which consents shall not be unreasonably withheld or delayed); provided that after giving effect to such assignment the assigning Bank shall have a Commitment of not less than $5,000,000 (unless otherwise consented to by the Agent and, so long as no Event of Default shall be continuing, the Company), unless such assignment constitutes an assignment of all of the assigning Bank’s Commitment, Loans and other rights and obligations hereunder to a single assignee. Notwithstanding the foregoing sentence, (x) any Bank may at any time, without the consent of the Company or the Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such assignment shall release the transferor Bank from its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto; and (y) no assignment by a Bank to any Affiliate of such Bank shall release such Bank from its obligations hereunder unless (I) the Agent and, so long as no Event of Default exists, the Company have approved such assignment or (II) the creditworthiness of such Affiliate (as determined in accordance with customary standards of the banking industry) is no less than that of the assigning Bank.

(d) Any Bank may, in connection with any sale or participation or proposed sale or participation pursuant to this Section 12.1, disclose to the purchaser or participant or proposed purchaser or participant any information relating to the Company furnished to such Bank by or on behalf of the Company; provided that prior to any such disclosure of non-public information, the purchaser or participant or proposed purchaser or participant (which purchaser or participant is not an Affiliate of a Bank) shall agree to preserve the confidentiality of any confidential information (except any such disclosure as may be required by law or regulatory process) relating to the Company received by it from such Bank.

(e) Assignments under this Section 12.1 shall be made pursuant to an agreement (an “Assignment Agreement”) substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto and shall not be effective until a $3,500 fee has been paid to the Agent by the assignee, which fee shall cover the cost of processing such assignment; provided that such fee shall not be incurred in the event of an assignment by any Bank of all or a portion of its rights under this Agreement to (i) a Federal Reserve Bank, (ii) a Bank or an Affiliate of the assigning Bank or (iii) any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto. The Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Company, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank at any reasonable time and from time to time upon reasonable prior notice.

12.2 Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive the making of the Advances herein contemplated.

12.3 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

12.4 Taxes. Any taxes (excluding income taxes) payable or ruled payable by any Federal or State authority in respect of the execution of the Credit Documents shall be paid by the Company, together with interest and penalties, if any

12.5 Choice of Law. THE CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE COMPANY, THE AGENT AND THE BANKS HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY ACTION OR ARISING HEREUNDER OR UNDER ANY CREDIT DOCUMENT.

12.6 Headings. Section headings in the Credit Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Credit Documents.

12.7 Entire Agreement. The Credit Documents embody the entire agreement and understanding between the Company, the Agent and the Banks and supersede all prior agreements and understandings between the Company, the Agent and the Banks relating to the subject matter thereof.

12.8 Expenses; Indemnification. The Company shall reimburse the Agent and the Arranger for (a) any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees, time charges and expenses of counsel for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, review, execution, delivery, syndication, distribution (including via the internet), administration, amendment and modification of the Credit Documents and (b) any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees, time charges and expenses of counsel) paid or incurred by the Agent or the Arranger on its own behalf or on behalf of any Bank and, on or after the date upon which an Event of Default specified in Section 9.1(a) or 9.1(e) has occurred and is continuing, each Bank, in connection with the collection and enforcement of the Credit Documents. The Company further agrees to indemnify the Agent, the Arranger, each Bank and their respective Affiliates, and the directors, officers, employees and agents of the foregoing (all of the foregoing, the “Indemnified Persons), against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including all reasonable expenses of litigation or preparation therefor whether or not an Indemnified Person is a party thereto), regardless of whether such matter is initiated by a third party or by the Company or any of its Affiliates or equityholders, which any of them may pay or incur arising out of or relating to this Agreement, the other Credit Documents, the transactions contemplated hereby, the direct or indirect application or proposed application of the proceeds of any Advance hereunder, any actual or alleged presence or release of any Hazardous Substance on or from any property owned or operated by the Company or any Subsidiary or any Environmental Liability related in any way to the Company or any Subsidiary; provided that the Company shall not be liable to any Indemnified Person for any of the foregoing to the extent they are determined by a court of competent jurisdiction by final and nonappealable judgment to have arisen from the gross negligence or willful misconduct of such Indemnified Person. Without limiting the foregoing, the Company shall pay any civil penalty or fine assessed by the Office of Foreign Assets Control against any Indemnified Person, and all reasonable costs and expenses (including reasonable fees and expenses of counsel to such Indemnified Person) incurred in connection with defense thereof, as a result of any breach or inaccuracy of the representation made in Section 5.14. The obligations of the Company under this Section shall survive the termination of this Agreement.

12.9 Severability of Provisions. Any provision in any Credit Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Credit Documents are declared to be severable.

12.10 Setoff. In addition to, and without limitation of, any rights of the Banks under applicable law, if the Company becomes insolvent, however evidenced, or during the continuance of an Event of Default, any indebtedness from any Bank or any of its Affiliates to the Company (including all account balances, whether provisional or final and whether or not collected or available) may be, upon prior notice to the Agent, offset and applied toward the payment of the Obligations owing to such Bank or such Affiliate, whether or not the Obligations, or any part hereof, shall then be due. The Company agrees that any purchaser or participant under Section 12.1 may, to the fullest extent permitted by law and in accordance with this Agreement, exercise all its rights of payment with respect to such purchase or participation as if it were the direct creditor of the Company in the amount of such purchase or participation.

12.11 Ratable Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Banks so that after such purchase each Bank will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

12.12 Nonliability. The relationship between the Company, on the one hand, and the Banks, the Arranger and the Agent, on the other hand, shall be solely that of borrower and lender. None of the Agent, the Arranger or any Bank shall have any fiduciary responsibilities to the Company. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against each of the Agent, the Arranger and each Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. None of the Agent, the Arranger or any Bank undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company shall rely entirely upon its own judgment with respect to its business, and any review, inspection, supervision or information supplied to the Company by the Banks is for the protection of the Banks and neither the Company nor any third party is entitled to rely thereon. The Company agrees that none of the Agent, the Arranger or any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Credit Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Agent, the Arranger or any Bank shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Company in connection with, arising out of, or in any way related to the Credit Documents or the transactions contemplated thereby.

12.13 Other Agents. The Banks identified on the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Co-Syndication Agent” (the “Other Agents”) shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Other Agents shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto. Nothing contained in this Agreement or otherwise shall be construed to impose any obligation or duty on any Other Agent, other than those applicable to all Banks as such.

12.14 USA Patriot Act. Each Bank hereby notifies the Company that pursuant to requirements of the USA Patriot Act, such Bank is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the USA Patriot Act.

12.15 Electronic Delivery.

(a) The Company shall use its commercially reasonable best efforts to transmit to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement and the other Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding (i) any Borrowing Notice, Conversion/Continuation Notice or notice of prepayment, (ii) any notice of a Default or an Event of Default or (iii) any communication that is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Advance hereunder (all such non-excluded communications, collectively, “Communications”), in an electronic/soft medium in a format reasonably acceptable to the Agent to such e-mail address as designated by the Agent from time to time. In addition, the Company shall continue to provide Communications to the Agent or any Bank in the manner specified in this Agreement but only to the extent requested by the Agent or such Bank. Each Bank and the Company further agrees that the Agent may make Communications available to the Banks by posting Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). Subject to the conditions set forth in the proviso in the immediately preceding sentence, nothing in this Section 12.15 shall prejudice the right of the Agent to make Communications available to the Banks in any other manner specified herein.

(b) Each Bank agrees that an e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in clause (c) below) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Bank for purposes of this Agreement. Each Bank agrees (i) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Bank to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(c) Each party hereto agrees that any electronic Communication referred to in this Section 12.15 shall be deemed delivered upon the posting of a record of such Communication as “sent” in the e-mail system of the sending party or, in the case of any such Communication to the Agent, upon the posting of a record of such Communication as “received” in the e-mail system of the Agent, provided that if such Communication is not so received by a Person during the normal business hours of such Person, such Communication shall be deemed delivered at the opening of business on the next business day for such Person.

(d) Each party hereto acknowledges that the distribution of material through an electronic medium is not necessarily secure and there are confidentiality and other risks associated with such distribution.

(e) EACH PARTY HERETO FURTHER ACKNOWLEDGES AND AGREES THAT:

(i) NONE OF THE AGENT OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) WARRANTS THE ADEQUACY OF THE PLATFORM OR THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION, AND EACH AGENT PARTY EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION; AND

(ii) NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM.

12.16 Confidentiality. Each of the Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations or (iii) any actual or prospective credit insurance provider relating to the Company and its obligations, or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Bank on a non-confidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company, its Subsidiaries or their business, other than any such information that is available to the Agent or any Bank on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE XIII

THE AGENT

13.1 Appointment. JPMorgan Chase Bank, N.A. is hereby appointed Agent hereunder, and each of the Banks irrevocably authorizes the Agent to act as the contractual representative on behalf of such Bank. The Agent agrees to act as such upon the express conditions contained in this Article XIII. The Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement nor shall the Agent have any implied duties, regardless of whether a Default or Event of Default has occurred and is continuing.

13.2 Powers. The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Company or a Bank or any implied duties to the Banks or any obligation to the Banks to take any action hereunder (whether a Default or Event of Default has occurred and is continuing), except any action specifically provided by this Agreement to be taken by the Agent.

13.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

13.4 No Responsibility for Recitals, Etc. The Agent shall not be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or in any Credit Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement.

13.5 Action on Instructions of Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Credit Document in accordance with written instructions signed by the Majority Banks (or all of the Banks if required by Section 10.1), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Majority Banks. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

13.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

13.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

13.8 Agent’s Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Agent (in the Agent’s capacity as Agent) ratably in accordance with their respective Pro Rata Shares (i) for any amounts not reimbursed by the Company for which the Agent (in the Agent’s capacity as Agent) is entitled to reimbursement by the Company under the Credit Documents, (ii) for any other expenses reasonably incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Credit Documents, and for which the Agent (in the Agent’s capacity as Agent) is not entitled to reimbursement by the Company under the Credit Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document delivered in connection with this Agreement or the transactions contemplated hereby or the enforcement of any of the terms hereof or of any such other documents, and for which the Agent is not entitled to reimbursement by the Company under the Credit Documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

13.9 Rights as a Bank. With respect to its Commitment and any Advance made by it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include JPMorgan Chase Bank, N.A. in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company or any Subsidiary as if it were not the Agent.

13.10 Bank Credit Decision. (a) Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

(b) Without limiting clause (a) above, each Bank acknowledges and agrees that neither such Bank nor any of its Affiliates, participants or assignees may rely on the Agent to carry out such Bank’s or other Person’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as amended or replaced, the “CIP Regulations”), or any other applicable law, rule, regulation or order of any governmental authority, including any program involving any of the following items relating to or in connection with the Company or any of its Subsidiaries or Affiliates or agents, the Credit Documents or the transactions contemplated hereby: (i) any identity verification procedure; (ii) any recordkeeping; (iii) any comparison with a government list; (iv) any customer notice or (v) any other procedure required under the CIP Regulations or such other law, rule, regulation or order.

(c) Within ten (10) days after the date of this Agreement and at such other times as are required under the USA Patriot Act, each Bank and each assignee and participant that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent a certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying as to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations.

13.11 Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Banks and the Company. Upon any such resignation, the Majority Banks shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent which shall be a bank with an office in New York, New York or Los Angeles, California, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be in the same amount as those payable to its predecessor (without duplication for amounts payable to the retiring Agent for the period it was acting as Agent) unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 12.8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

ARTICLE XIV

NOTICES

14.1 Giving Notice. Except as otherwise permitted by Section 2.13(e) with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Company or the Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for such purpose by notice to the Agent and the Company in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

14.2 Change of Address. The Company, the Agent and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company, the Agent and the Banks and each party has notified the Agent by facsimile or telephone that it has taken such action.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company, the Banks and the Agent have executed this Agreement as of the date first above written.

CONSUMERS ENERGY COMPANY

By: /s/ Laura L Mountcastle

Name: Laura L. Mountcastle

Title: Vice President and Treasurer

Address:

One Energy Plaza

Jackson, MI 49201

Attention: Beverly S. Burger

Fax: (517) 788-0412

Confirmation (Phone): (517) 788-2541

E-Mail Address: bsburger@cmsenergy.com

Signature Page to

Term Loan Credit Agreement

Consumers Energy Company

JPMORGAN CHASE BANK, N.A., as Agent and as a Bank

By: /s/ Nancy R. Barwig

Name: Nancy R. Barwig

Title: Credit Executive

Address:

Notices for Borrowing:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 7

Chicago, IL 60603

Attention: Nida Mischke

Fax: (888) 292-9533

Email: leonida.g.mischke@jpmchase.com

For all Other Matters:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 9

Chicago, IL 60603

Attention: Nancy Barwig

Fax: (312) 732-1762

Email: nancy.r.barwig@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 9

Chicago, IL 60603

Attention: Lisa Tverdek

Fax: (312) 325-3238

Email: lisa.tverdek@jpmorgan.com

Signature Page to

Term Loan Credit Agreement

Consumers Energy Company

UNION BANK, N.A., as a Bank

By: /s/ Jeff Fesenmaier

Name: Jeff Fesenmaier

Title: Vice President

Address:

445 South Figueroa Street

Los Angeles, CA 90071

Attention: Kevin Zitar, Senior Vice President

Facsimile No.: (213) 236-4096

Confirmation (Phone) No.: (213) 236-5503

E-Mail Address: kevin.zitar@uboc.com

Signature Page to

Term Loan Credit Agreement

Consumers Energy Company

BANK OF AMERICA, N.A., as a Bank

By: /s/ David K. Komrska

Name: David K. Komrska

Title: Senior Vice President

Address:

101 N. Tyron, Charlotte, NC 28255

NC1-001-04-39

Attention: Sandeep Singh

Fax:       213-457-8992

Email:   ssingh11@bankofamerica.com

Signature Page to

Term Loan Credit Agreement

Consumers Energy Company

THE BANK OF NOVA SCOTIA, as a Bank

By: /s/ Thane Rattew

Name: Thane Rattew

Title: Managing Director

Address:

1 Liberty Plaza, 26th Floor

New York, NY 10006

Attention: Ben Thomas

Fax: 212-225-5480

Email: benjamin.thomas@scotiabank.com

Signature Page to

Term Loan Credit Agreement

Consumers Energy Company

SCOTIABANK (IRELAND) LIMITED, as a Bank

By: /s/ David Muldoon

Name: David Muldoon

Title: Managing Director

Address: SCOTIABANK (IRELAND) LIMITED

4th Floor, IFSC House

CUSTOM HOUSE QUAY, DUBLIN 1, IRELAND

Attention: DAVID WHITE / CLIVE SINNAMON

Fax: _+ 353 1 670 0684

Email: david.j.white@scotiabank.ie

clive.sinnamon@scotiabank.ie

Signature Page to

Term Loan Credit Agreement

Consumers Energy Company

SCHEDULE 1

COMMITMENT SCHEDULE

BANK	COMMITMENT
JPMorgan Chase Bank, N.A.	$125,000,000.00
Union Bank, N.A.	$83,333,333.34
Bank of America, N.A.	$83,333,333.33
The Bank of Nova Scotia	$41,666,666.67
Scotiabank (Ireland) Limited	$41,666,666.66
AGGREGATE COMMITMENT	$375,000,000.00

Sch. 1

EXHIBIT A

REQUIRED OPINIONS FROM

KIMBERLY C. WILSON, ESQ.

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan.

2. The execution and delivery of the Credit Documents by the Company and the performance by the Company of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of the Company and will not:

(a) contravene the Company’s Restated Articles of Incorporation, as amended, or bylaws, as amended;

(b) contravene any law or any contractual restriction imposed by any indenture or any other agreement or instrument evidencing or governing indebtedness for borrowed money of the Company (including but not limited to the Company Indentures (as defined below)); or

(c) result in or require the creation of any Lien upon or with respect to any of the Company’s properties except the lien of the Indenture securing the Bonds.

As used in this paragraph 2, “Company Indentures” means collectively, (i) the Indenture dated as of January 1, 1996, as supplemented and amended from time to time, between the Company (formerly known as Consumers Power Company) and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, and (ii) the Indenture dated as of February 1, 1998, as supplemented and amended from time to time, between the Company and The Bank of New York Mellon (successor trustee to JPMorgan Chase Bank, N.A.), as Trustee.

3. The Credit Documents have been duly executed and delivered by the Company.

4. To the best of my knowledge, there is no pending or threatened action or proceeding against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator (except (i) to the extent described in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and quarterly report on Form 10-Q for the quarter ended March 31, 2012, in each case, as filed with the SEC, and (ii) such other similar actions, suits and proceedings predicated on the occurrence of the same events giving rise to any actions, suits and proceedings described in the reports filed with the SEC set forth in clause (i) of this paragraph 4) which might reasonably be expected to materially adversely affect the financial condition or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or that would materially adversely affect the Company’s ability to perform its obligations under any Credit Document. To the best of my knowledge, there is no litigation challenging the validity or the enforceability of any of the Credit Documents.

5. No authorization or approval or other action by, and no notice to or filing with,

Exh. A-1

any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of any Credit Document, except for the authorization to issue, sell or guarantee secured and/or unsecured short-term debt granted by the Federal Energy Regulatory Commission in Docket No. ES10-33-000 (hereinafter the “FERC Order”). The FERC Order is in full force and effect as of the date hereof.

6. The Bonds executed in connection with the Credit Agreement (a) are in due and proper form, (b) evidence and secure the Obligations owing under the Credit Agreement and (c) are valid and enforceable obligations of the Company in accordance with their terms, secured by the lien of the Indenture on an equal and ratable basis with all other bonds issued thereunder and otherwise entitled to the benefits provided by the Indenture.

7. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and the execution and delivery of the Supplemental Indenture will not cause the Indenture to not be so qualified.

8. The Company is not an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

9. In a properly presented case, a Michigan court or a federal court applying Michigan choice of law rules should give effect to the choice of law provisions of the Agreement and should hold that the Agreement is to be governed by the laws of the State of New York rather than the laws of the State of Michigan, except in the case of those provisions set forth in the Agreement the enforcement of which would contravene a fundamental policy of the State of Michigan. In the course of our review of the Agreement, nothing has come to my attention to indicate that any of such provisions would do so. Notwithstanding the foregoing, even if a Michigan court or a federal court holds that the Agreement is to be governed by the laws of the State of Michigan, the Agreement constitutes a legal, valid and binding obligation of the Company, enforceable under Michigan law (including usury provisions) against the Company in accordance with its terms, subject to (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Exh. A-2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

I,             ,             of Consumers Energy Company, a Michigan corporation (the “Company”), DO HEREBY CERTIFY in connection with the Term Loan Credit Agreement, dated as of June 13, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as so defined), among the Company, various financial institutions and JPMorgan Chase Bank, N.A., as Agent, that:

Article VIII of the Credit Agreement provides that the Company shall: “At all times, maintain a ratio of Total Consolidated Debt to Total Consolidated Capitalization of not greater than 0.65 to 1.0.”

The following calculations are made in accordance with the definitions of Total Consolidated Debt and Total Consolidated Capitalization in the Credit Agreement and are correct and accurate as of             ,             :

A.	Total Consolidated Debt

	(a) Indebtedness for borrowed money	$

plus	(b) Indebtedness for deferred purchase price of property/services	(+) $

plus

(c)    Liabilities for accumulated funding deficiencies (prior to the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan) and liabilities for failure to make a payment required to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (on and after the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan).

(+) $

plus	(d) Liabilities in connection with withdrawal liability under ERISA	(+) $

plus	(e) Obligations under acceptance facilities	(+) $

plus	(f) Obligations under Capital Leases	(+) $

plus	(g) Obligations under interest rate swap, “cap”, “collar” or other hedging agreement	(+) $

plus	(h) Guaranties, endorsements and other contingent obligations	(+) $

plus	(i) Off-Balance Sheet Liabilities	(+) $

plus	(j)	non-contingent obligations in respect of letters of credit and bankers’ acceptances	(+) $

minus	(k)	Principal amount of any Securitized Bonds	(-)$

minus	(l)	Junior Subordinated Debt of the Company owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary	(-)$

minus	(m)	Agreed upon percentage of Net Proceeds from issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities)	(-)$

minus	(n)	Liabilities on the Company’s balance sheet resulting from the disposition of the Palisades Nuclear Plant	(-)$

minus	(o)	Debt of Affiliates of the Company of the type described in clause (v) of the definition of “Total Consolidated Debt”	(-)$

minus	(p)	Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Section 15 of Accounting Standards Codification Subtopic 840-10 (previously referred to as Emerging Issues Task Force Issue No. 01-8)	(-)$

		Total	$

B.	Total Consolidated Capitalization:

	(a)	Total Consolidated Debt	$

plus	(b)	The sum of Items A(l), A(m), and A(o) above[1]	(+) $

plus	(c)	Equity of common stockholders	(+) $

plus	(d)	Equity of preference stockholders	(+) $

plus	(e)	Equity of preferred stockholders	(+) $

		Total	$

[1]

In the case of securities of the type described in A(m), only to the extent such securities have been deemed to be equity pursuant to Accounting Standards Codification Subtopic 480-10 (previously referred to as Statement of Financial Accounting Standards No. 150).

Exh. B-2

C.	Debt to Capital Ratio (total of A divided by total of B)	to 1.00

IN WITNESS WHEREOF, I have signed this Certificate this              day of             ,             .

Name:
Title:

Exh. B-3

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including any letters of credit and guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	__________________________________

2.	Assignee:	__________ [and is an Affiliate of Assignor]

3.	Borrower:	Consumers Energy Company

4.	Agent:	JPMorgan Chase Bank, N.A., as the Agent under the Credit Agreement.

5.	Credit Agreement:	Term Loan Credit Agreement, dated as of June 13, 2012, among Consumers Energy Company, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Agent.

6.	Assigned Interest:

Exh. C-1

Facility Assigned	Aggregate Amount of Commitment/Outstanding Credit Exposure for all Banks[1]	Amount of Commitment/Outstanding Credit Exposure Assigned[1]	Percentage Assigned of Commitment/Outstanding Credit Exposure[2]

____________________	$	$	%

____________________	$	$	%

____________________	$	$	%

7.	Trade Date: [3]

Effective Date:             , 20             [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

1.	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2.	Set forth, to at least 9 decimals, as a percentage of the Commitment/Outstanding Credit Exposure of all Banks thereunder.

3.	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

Exh. C-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

[Consented to:]5

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

4.	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

5.	To be added only if the consent of the Company and/or other parties is required by the terms of the Credit Agreement.

Exh.C-3

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document, (v) inspecting any of the property, books or records of the Company, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Advance or the Credit Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Credit Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Bank, and (vii) attached as Schedule 2 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance

Exh. C-4

on the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exh. C-5

SCHEDULE 1

TO

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

Administrative Questionnaire

On File with Agent

Exh. C-6

SCHEDULE 2

TO

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

US and Non-US Tax Information Reporting Requirements

Exh. C-7

EXHIBIT D

TERMS OF SUBORDINATION

[JUNIOR SUBORDINATED DEBT]

ARTICLE

SUBORDINATION

Section     .1. Applicability of Article; Securities Subordinated to Senior Indebtedness.

(a) This Article             shall apply only to the Securities of any series which, pursuant to Section             , are expressly made subject to this Article. Such Securities are referred to in this Article             as “Subordinated Securities.”

(b) The Issuer covenants and agrees, and each Holder of Subordinated Securities by his acceptance thereof likewise covenants and agrees, that the indebtedness represented by the Subordinated Securities and the payment of the principal and interest, if any, on the Subordinated Securities is subordinated and subject in right, to the extent and in the manner provided in this Article, to the prior payment in full of all Senior Indebtedness.

“Senior Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date hereof or thereafter incurred, created or assumed: (i) indebtedness of the Issuer for money borrowed by the Issuer (including purchase money obligations) or evidenced by debentures (other than the Subordinated Securities), notes, bankers’ acceptances or other corporate debt securities, or similar instruments issued by the Issuer; (ii) all capital lease obligations of the Issuer; (iii) all obligations of the Issuer issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer and all obligations of the Issuer under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) obligations with respect to letters of credit; (v) all indebtedness of others of the type referred to in the preceding clauses (i) through (iv) assumed by or guaranteed in any manner by the Issuer or in effect guaranteed by the Issuer; (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Issuer (whether or not such obligation is assumed by the Issuer), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Securities, as the case may be, including all other debt securities and guaranties in respect of those debt securities, issued to any other trusts, partnerships or other entities affiliated with the Issuer which act as a financing vehicle of the Issuer in connection with the issuance of preferred securities by such entity or other securities which rank pari passu with, or junior to, the Preferred Securities, and (2) any indebtedness between or among the Issuer and its affiliates; and/or (vii) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Securities.

This Article shall constitute a continuing obligation to all Persons who, in reliance upon such provisions become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

Section     .2. Issuer Not to Make Payments with Respect to Subordinated Securities in Certain Circumstances.

(a) Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all principal thereof and premium and interest thereon shall first be paid in full, or such payment duly provided for in cash in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of, or interest on, Subordinated Securities or to acquire any Subordinated Securities or on account of any sinking fund provisions of any Subordinated Securities (except payments made in capital stock of the Issuer or in warrants, rights or options to purchase or acquire capital stock of the Issuer, sinking fund payments made in Subordinated Securities acquired by the Issuer before the maturity of such Senior Indebtedness, and payments made through the exchange of other debt obligations of the Issuer for such Subordinated Securities in accordance with the terms of such Subordinated Securities, provided that such debt obligations are subordinated to Senior Indebtedness at least to the extent that the Subordinated Securities for which they are exchanged are so subordinated pursuant to this Article             ).

(b) Upon the happening and during the continuation of any default in payment of the principal of, or interest on, any Senior Indebtedness when the same becomes due and payable or in the event any judicial proceeding shall be pending with respect to any such default, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Issuer with respect to the principal of, or interest on, Subordinated Securities or to acquire any Subordinated Securities or on account of any sinking fund provisions of Subordinated Securities (except payments made in capital stock of the Issuer or in warrants, rights, or options to purchase or acquire capital stock of the Issuer, sinking fund payments made in Subordinated Securities acquired by the Issuer before such default and notice thereof, and payments made through the exchange of other debt obligations of the Issuer for such Subordinated Securities in accordance with the terms of such Subordinated Securities, provided that such debt obligations are subordinated to Senior Indebtedness at least to the extent that the Subordinated Securities for which they are exchanged are so subordinated pursuant to this Article             ).

(c) In the event that, notwithstanding the provisions of this Section             .2, the Issuer shall make any payment to the Trustee on account of the principal of or interest on Subordinated Securities, or on account of any sinking fund provisions of such Subordinated Securities, after the maturity of any Senior Indebtedness as described in Section             .2(a) above or after the happening of a default in payment of the principal of or interest on any Senior Indebtedness as described in Section             .2(b) above, then, unless and until all Senior Indebtedness which shall have matured, and all premium and interest thereon, shall have been paid in full (or the declaration of acceleration thereof shall have been rescinded or annulled), or such default shall have been cured or waived or shall have ceased to exist, such payment (subject to the provisions of Sections             .6 and             .7) shall be held by the Trustee, in trust for the benefit of, and shall be

Exh. D-2

paid forthwith over and delivered to, the holders of such Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all such Senior Indebtedness remaining unpaid to the extent necessary to pay the same in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. The Issuer shall give prompt written notice to the Trustee of any default in the payment of principal of or interest on any Senior Indebtedness.

Section     .3. Subordinated Securities Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Issuer. Upon any distribution of assets of the Issuer in any dissolution, winding up, liquidation or reorganization of the Issuer (whether voluntary or involuntary, in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a) the holders of all Senior Indebtedness shall first be entitled to receive payments in full of the principal thereof and premium and interest due thereon, or provision shall be made for such payment, before the Holders of Subordinated Securities are entitled to receive any payment on account of the principal of or interest on such Subordinated Securities;

(b) any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than securities of the Issuer as reorganized or readjusted or securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Article              with respect to Subordinated Securities, to the payment in full without diminution or modification by such plan of all Senior Indebtedness), to which the Holders of Subordinated Securities or the Trustee on behalf of the Holders of Subordinated Securities would be entitled except for the provisions of this Article              shall be paid or delivered by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representative, or to the trustee under any indenture under which Senior Indebtedness may have been issued (pro rata as to each such holder, representative or trustee on the basis of the respective amounts of unpaid Senior Indebtedness held or represented by each), to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision thereof to the holders of such Senior Indebtedness; and

(c) in the event that notwithstanding the foregoing provisions of this Section             .3, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than securities of the Issuer as reorganized or readjusted or securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Article              with respect to Subordinated Securities, to the payment in full without diminution or modification by such plan of all Senior Indebtedness), shall be received by the Trustee or the Holders of the Subordinated Securities on account of principal of or interest on the Subordinated Securities before all Senior Indebtedness is paid in full, or effective provision made for its payment, such payment or distribution (subject to the provisions of Section             .6 and             .7) shall be received

Exh. D-3

and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative, or to the trustee under any indenture under which such Senior Indebtedness may have been issued (pro rata as provided in clause (b) above), for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

The Issuer shall give prompt written notice to the Trustee of any dissolution, winding up, liquidation or reorganization of the Issuer.

The consolidation of the Issuer with, or the merger of the Issuer into, another corporation or the liquidation or dissolution of the Issuer following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article              hereof shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this Section             . 3 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated such in Article             .

Section     .4. Holders of Subordinated Securities to be Subrogated to Right of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the Holders of Subordinated Securities shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Issuer applicable to the Senior Indebtedness until all amounts owing on Subordinated Securities shall be paid in full, and for the purposes of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Issuer or by or on behalf of the Holders of Subordinated Securities by virtue of this Article              which otherwise would have been made to the Holders of Subordinated Securities shall, as between the Issuer, its creditors other than holders of Senior Indebtedness and the Holders of Subordinated Securities, be deemed to be payment by the Issuer to or on account of the Senior Indebtedness, it being understood that the provisions of this Article              are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Securities, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section     .5. Obligation of the Issuer Unconditional. Nothing contained in this Article              or elsewhere in this Indenture or in any Subordinated Security is intended to or shall impair, as among the Issuer, its creditors other than holders of Senior Indebtedness and the Holders of Subordinated Securities, the obligation of the Issuer, which is absolute and unconditional, to pay to the Holders of Subordinated Securities the principal of, and interest on, Subordinated Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of Subordinated Securities and creditors of the Issuer other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Subordinated Security from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article              of the holders of Senior Indebtedness in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy. Upon any payment or distribution of assets of the Issuer referred to in this Article             , the Trustee and Holders of Subordinated Securities shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up,

Exh. D-4

liquidation or reorganization proceedings are pending, or, subject to the provisions of Section              and             , a certificate of the receiver, trustee in bankruptcy, liquidating trustee or agent or other Person making such payment or distribution to the Trustee or the Holders of Subordinated Securities, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article             .

Nothing contained in this Article              or elsewhere in this Indenture or in any Subordinated Security is intended to or shall affect the obligation of the Issuer to make, or prevent the Issuer from making, at any time except during the pendency of any dissolution, winding up, liquidation or reorganization proceeding, and, except as provided in subsections (a) and (b) of Section             .2, payments at any time of the principal of, or interest on, Subordinated Securities.

Section     .6. Trustee Entitled to Assume Payments Not Prohibited in Absence of Notice. The Issuer shall give prompt written notice to the Trustee of any fact known to the Issuer which would prohibit the making of any payment or distribution to or by the Trustee in respect of the Subordinated Securities. Notwithstanding the provisions of this Article              or any provision of this Indenture, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment or distribution to or by the Trustee, unless at least two Business Days prior to the making of any such payment, the Trustee shall have received written notice thereof from the Issuer or from one or more holders of Senior Indebtedness or from any representative thereof or from any trustee therefor, together with proof satisfactory to the Trustee of such holding of Senior Indebtedness or of the authority of such representative or trustee; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Sections              and             , shall be entitled to assume conclusively that no such facts exist. The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a representative or trustee on behalf of the holder) to establish that such notice has been given by a holder of Senior Indebtedness (or a representative of or trustee on behalf of any such holder). In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payments or distribution pursuant of this Article             , the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, as to the extent to which such Person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such Person under this Article             , and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and nothing in this Article              shall apply to claims of, or payments to, the Trustee under or pursuant to Section             .

Section     .7. Application by Trustee of Monies or Government Obligations Deposited with It. Money or Government Obligations deposited in trust with the Trustee pursuant to and in accordance with Section              shall be for the sole benefit of Securityholders and, to the extent allocated for the payment of Subordinated Securities, shall not be subject to the subordination

Exh. D-5

provisions of this Article             , if the same are deposited in trust prior to the happening of any event specified in Section             .2. Otherwise, any deposit of monies or Government Obligations by the Issuer with the Trustee or any paying agent (whether or not in trust) for the payment of the principal of, or interest on, any Subordinated Securities shall be subject to the provisions of Section             .1,             .2 and             .3 except that, if prior to the date on which by the terms of this Indenture any such monies may become payable for any purposes (including, without limitation, the payment of the principal of, or the interest, if any, on any Subordinated Security) the Trustee shall not have received with respect to such monies the notice provided for in Section             .6, then the Trustee or the paying agent shall have full power and authority to receive such monies and Government Obligations and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such date. This Section             .7 shall be construed solely for the benefit of the Trustee and paying agent and, as to the first sentence hereof, the Securityholders, and shall not otherwise effect the rights of holders of Senior Indebtedness.

Section     .8. Subordination Rights Not Impaired by Acts or Omissions of Issuer or Holders of Senior Indebtedness. No rights of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act, in good faith, by any such holders or by any noncompliance by the Issuer with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Issuer may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Subordinated Securities, without incurring responsibility to the Holders of the Subordinated Securities and without impairing or releasing the subordination provided in this Article             or the obligations hereunder of the Holders of the Subordinated Securities to the holders of such Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection for such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Issuer, as the case may be, and any other Person.

Section     .9. Securityholders Authorize Trustee to Effectuate Subordination of Securities. Each Holder of Subordinated Securities by his acceptance thereof authorizes and expressly directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article             and appoints the Trustee his attorney-in-fact for such purpose, including in the event of any dissolution, winding up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) the immediate filing of a claim for the unpaid balance of his Subordinated Securities in the form required in said proceedings and causing said claim to be approved. If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the

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time to file such claim or claims, then the holders of Senior Indebtedness have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Holders of said Subordinated Securities.

Section     .10. Right of Trustee to Hold Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all of the rights set forth in this Article              in respect of any Senior Indebtedness at any time held by it to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall be construed to deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness of the Issuer, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article             , and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Sections             .2 and             .3, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to Holders of Subordinated Securities, the Issuer or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article              or otherwise.

Section     .11. Article             Not to Prevent Events of Defaults. The failure to make a payment on account of principal or interest by reason of any provision in this Article              shall not be construed as preventing the occurrence of an Event of Default under Section             .

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